Exhibit 99.1
NASH FINCH FILES PETITION TO CLARIFY RIGHTS UNDER
THE INDENTURE RELATED TO ITS
SENIOR SUBORDINATED CONVERTIBLE NOTES DUE 2035
MINNEAPOLIS (September 28, 2007) — Nash-Finch Company (NASDAQ: NAFC) (“Nash Finch”), a leading national food distributor, today announced that it had filed a petition on September 26, 2007 asking the Hennepin County District Court to determine that Nash Finch properly adjusted the conversion rate on its Senior Subordinated Convertible Notes due 2035 (the “Notes”) after Nash Finch increased the amount of the dividends it paid to its shareholders.
     On September 10, 2007, Nash Finch received a purported notice of default, which was subsequently reissued on September 27, 2007 to correct a procedural defect in the initial notice, from certain hedge funds who are beneficial owners purporting to hold at least 25% of the aggregate principal amount of the Notes. The hedge funds alleged in the notice that Nash Finch was in breach of Section 4.08(a)(5) of the Indenture governing the Notes (the “Indenture”) which provides for an adjustment of the conversion rate on the Notes in the event of an increase in the amount of certain cash dividends to holders of Nash Finch’s common stock.
     Nash Finch believes it made all required adjustments to the conversion rate on the Notes after it increased the quarterly dividends paid to shareholders from $0.135 to $0.18 per share and, accordingly, does not believe that a default has occurred under the Indenture. However, to avoid any uncertainty, Nash Finch has asked the Trustee to execute a supplemental indenture clarifying the Company’s obligations with respect to such increases in its quarterly dividends. The Indenture trustee has filed an action in the Hennepin County District Court, in Minneapolis, Minnesota for an order determining its obligations with respect to the supplemental indenture. Nash Finch has filed its own action in the same court, seeking a determination that the supplemental indenture is proper and should be executed, and that regardless of whether the supplemental indenture is executed, no default has occurred under the Indenture.
     Under the terms of the Indenture, if a default has occurred, Nash Finch would have 30 days from the date of receipt of a valid notice of default to cure. Nash Finch has asked the Court to toll the 30 day cure period while the Court determines whether the Indenture trustee must execute the supplemental indenture and whether Nash Finch adjusted the conversion rate in accordance with the requirements of the Indenture. If the Court determines the hedge fund’s assertion to be correct, Nash Finch would cure the default by making an upward adjustment in the conversion rate of 0.4307 shares per $1,000 bond.
     Commenting on today’s announcement, Bob Dimond, Executive Vice President and CFO of Nash Finch, said: “In consultation with our legal and financial advisors, Nash Finch determined that it made all required adjustments to the conversion rate on the Notes, and therefore we are confident that no event of default has occurred. We are disappointed that this small group of noteholders has chosen to pursue this path — it appears to be nothing more than an opportunistic attempt to achieve financial gain that is well beyond what they are due.”
     Nash Finch is a Fortune 500 company and one of the leading food distribution companies in the United States. Nash Finch’s core business, food distribution, serves independent retailers and military commissaries in 31 states, the District of Columbia, Europe, Cuba, Puerto Rico, the Azores and Egypt. The Company also owns and operates a base of retail stores, primarily supermarkets under the Econofoods®, Family Thrift Center® and Sun Mart® trade names. Further information is available on the Company’s website at www.nashfinch.com .
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Contact:
Bob Dimond
952-844-1060